Filed Pursuant to Rule 424(b)(2)
Registration No. 333-269296

Prospectus Supplement to Prospectus dated February 13, 2023

$5,500,000,000

The Goldman Sachs Group, Inc.

$2,500,000,000 5.049% Fixed/Floating Rate Notes due 2030

$3,000,000,000 5.330% Fixed/Floating Rate Notes due 2035

The Goldman Sachs Group, Inc. will pay interest on the 5.049% fixed/floating rate notes due 2030 (the “2030 notes”) to but excluding July 23, 2029 (the “2030 Notes Fixed Rate Period”), at a fixed rate per annum of 5.049%, payable semi-annually on January 23 and July 23 of each year, commencing on January 23, 2025. From and including July 23, 2029 to but excluding July 23, 2030 (the “2030 Notes Floating Rate Period”), the 2030 notes will bear interest at a rate per annum of Compounded SOFR, as described herein, plus 1.21%, to be payable quarterly on January 23, April 23, July 23 and October 23 of each year, beginning October 23, 2029 until July 23, 2030. The 2030 notes will mature on the stated maturity date, July 23, 2030, and interest for the final period will accrue to and be paid on such maturity date.

The Goldman Sachs Group, Inc. will pay interest on the 5.330% fixed/floating rate notes due 2035 (the “2035 notes”) to but excluding July 23, 2034 (the “2035 Notes Fixed Rate Period”), at a fixed rate per annum of 5.330%, payable semi-annually on January 23 and July 23 of each year, commencing on January 23, 2025. From and including July 23, 2034 to but excluding July 23, 2035 (the “2035 Notes Floating Rate Period”), the 2035 notes will bear interest at a rate per annum of Compounded SOFR, as described herein, plus 1.55%, to be payable quarterly on January 23, April 23, July 23 and October 23 of each year, beginning October 23, 2034 until July 23, 2035. The 2035 notes will mature on the stated maturity date, July 23, 2035, and interest for the final period will accrue to and be paid on such maturity date.

If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. In addition, The Goldman Sachs Group, Inc. may redeem the 2030 notes (i) on or after January 23, 2025, and to, but excluding, July 23, 2029, at the greater of par or a “make-whole” price calculated as described herein, and (ii) on July 23, 2029 or on or after June 23, 2030, at par, in each case plus accrued and unpaid interest. The Goldman Sachs Group, Inc. may redeem the 2035 notes (i) on or after January 23, 2025, and to, but excluding, July 23, 2034, at the greater of par or a “make- whole” price calculated as described herein, and (ii) on July 23, 2034 or on or after April 23, 2035, at par, in each case plus accrued and unpaid interest. See “Specific Terms of the Notes — Terms of the Notes — Optional Redemption — Make Whole to First Par Call Date” and “Specific Terms of the Notes — Terms of the Notes — Optional Redemption — Par Call” below.

Investing in the notes involves risks. See “Additional Considerations Relating to SOFR” beginning on page S-9.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per 2030 Note	Total	Per 2035 Note	Total
Initial price to public	100.000%	$2,500,000,000	100.000%	$3,000,000,000
Underwriting discount	0.350%	$8,750,000	0.450%	$13,500,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	99.650%	$2,491,250,000	99.550%	$2,986,500,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from July 23, 2024 and must be paid by the purchaser if the notes are delivered after July 23, 2024.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on July 23, 2024.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman Sachs & Co. LLC

Blaylock Van, LLC	C.L. King & Associates
CastleOak Securities, L.P.	Drexel Hamilton
PNC Capital Markets LLC	Ramirez & Co., Inc.
US Bancorp	BMO Capital Markets
Capital One Securities	RBC Capital Markets
Scotiabank	TD Securities
Truist Securities	ANZ Securities
BNY Mellon Capital Markets, LLC	CaixaBank
Citizens Capital Markets	COMMERZBANK
Commonwealth Bank of Australia	Falcon Square Capital
Fifth Third Securities	Huntington Capital Markets
ING	IMI – Intesa Sanpaolo
KeyBanc Capital Markets	Lloyds Securities
Mizuho	Multi-Bank Securities, Inc.
nabSecurities, LLC	Natixis
Nordea	Rabo Securities
Regions Securities LLC	Santander
SMBC Nikko	Standard Chartered Bank
Westpac Capital Markets LLC	CIBC Capital Markets
M&T Securities	National Bank of Canada Financial Markets

Prospectus Supplement dated July 16, 2024

Prospectus Supplement

Prospectus dated February 13, 2023

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	74
Description of Purchase Contracts We May Offer	91
Description of Units We May Offer	96
Description of Preferred Stock We May Offer	102
Description of Common Stock We May Offer	110
Description of Capital Stock of The Goldman Sachs Group, Inc.	111
Legal Ownership and Book-Entry Issuance	116
Considerations Relating to Floating Rate Securities	122
Considerations Relating to Indexed Securities	128
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	129
United States Taxation	132
Plan of Distribution	153
Conflicts of Interest	156
Employee Retirement Income Security Act	157
Validity of the Securities	158
Independent Registered Public Accounting Firm	159
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	159

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean The Depository Trust Company (“DTC”) or its nominee and not indirect owners who own beneficial interests in notes through participants in DTC. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

Each series of notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008, as amended by the Fourth Supplemental Indenture dated December 31, 2016, and as it may be further amended or supplemented from time to time, between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to each series of notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus dated February 13, 2023. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of each series of notes we are offering will be as follows:

•	Title of the Notes: 5.049% Fixed/Floating Rate Notes due 2030 (the “2030 notes”); and 5.330% Fixed/Floating Rate Notes due 2035 (the “2035 notes”)

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $2,500,000,000 aggregate principal amount of the 2030 notes; and $3,000,000,000 aggregate principal amount of the 2035 notes

•	Initial price to public: 100.00% of the principal amount of the notes

•	Underwriting discount: 0.350% of the principal amount of the 2030 notes; and 0.450% of the principal amount of the 2035 notes

•	Issue date: July 23, 2024

•	Stated maturity: The 2030 notes will mature on July 23, 2030; and the 2035 notes will mature on July 23, 2035

•	Interest rate:

•	2030 notes

•	During the 2030 Notes Fixed Rate Period (July 23, 2024 to but excluding July 23, 2029): 5.049%

•	During the 2030 Notes Floating Rate Period (July 23, 2029 to but excluding July 23, 2030): Base rate plus the spread of 1.21% per annum

•	2035 notes

•	During the 2035 Notes Fixed Rate Period (July 23, 2024 to but excluding July 23, 2034): 5.330%

•	During the 2035 Notes Floating Rate Period (July 23, 2034 to but excluding July 23, 2035): Base rate plus the spread of 1.55% per annum

•	Date interest starts accruing: July 23, 2024

•	Calculation of interest rate during Floating Rate Period:

•

Base rate: Compounded SOFR. The base rate is a rate of return of a daily compounded interest investment calculated in accordance with the formula set forth below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (0.00000005 being rounded upwards):

where for purposes of applying the above formula to the terms of the notes:

“d0”, for any observation period, is the number of U.S. Government Securities Business Days in the relevant observation period;

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant observation period;

“SOFRi”, for any day “i” in the relevant observation period, is equal to the Secured Overnight Financing Rate (“SOFR”) in respect of that day;

“ni”, for day “i” in the relevant observation period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” up to, but excluding, the following U.S. Government Securities Business Day; and

“d” is the number of calendar days in the relevant observation period.

•

Observation period: In respect of each interest period in the 2030 Notes Floating Rate Period and the 2035 Notes Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such interest period.

•	U.S. Government Securities Business Day: Any day other than a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets

Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

•

Discontinuance of SOFR: In certain circumstances, an alternate benchmark may replace Compounded SOFR for all purposes relating to the notes. See “Specific Terms of the Notes — Determination of Interest Rate During the Floating Rate Period” below.

•	Minimum or maximum rate: Minimum interest rate of 0% per annum.

•	Interest periods:

•

2030 notes: Quarterly; the initial interest period in the 2030 Notes Floating Rate Period for the 2030 notes is the period from and including July 23, 2029 to, but excluding, October 23, 2029, and the subsequent interest periods will be the periods from and including an interest payment date, to, but excluding, the next interest payment date (or, in the case of the final interest period, the stated maturity date or, if we elect to redeem any 2030 notes, the redemption date for such 2030 notes).

•

2035 notes: Quarterly; the initial interest period in the 2035 Notes Floating Rate Period for the 2035 notes is the period from and including July 23, 2034 to, but excluding, October 23, 2034, and the subsequent interest periods will be the periods from and including an interest payment date, to, but excluding, the next interest payment date (or, in the case of the final interest period, the stated maturity date or, if we elect to redeem any 2035 notes, the redemption date for such 2035 notes).

•

Interest determination date: The date two U.S. Government Securities Business Days before each interest payment date during the 2030 Notes Floating Rate Period and the 2035 Notes Floating Rate Period (or, in the case of the final interest period of such series of notes, the stated maturity date of such series of notes or, if we elect to redeem in part or in full any series of notes, the redemption date for such notes).

•	Calculation Agent: Goldman Sachs & Co. LLC

•	Interest payment dates:

•	2030 notes

•	During the 2030 Notes Fixed Rate Period: Every January 23 and July 23, beginning on January 23, 2025 and ending on July 23, 2029.

•	During the 2030 Notes Floating Rate Period: Every January 23, April 23, July 23, and October 23, beginning on October 23, 2029 and ending on the stated maturity date for the 2030 notes.

•	2035 notes

•	During the 2035 Notes Fixed Rate Period: Every January 23 and July 23, beginning on January 23, 2025 and ending on July 23, 2034.

•	During the 2035 Notes Floating Rate Period: Every January 23, April 23, July 23, and October 23, beginning on October 23, 2034 and ending on the stated maturity date for the 2035 notes.
•

Regular record dates for interest: For interest due on an interest payment date, the day immediately prior to the day on which the payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below).

•

Day count convention: When calculating interest for the 2030 Notes Fixed Rate Period and the 2035 Notes Fixed Rate Period, the day count convention is 30/360 (ISDA), and when calculating interest for the 2030 Notes Floating Rate Period and the 2035 Notes Floating Rate Period, the day count convention is Actual/360 (ISDA), both as further discussed below under “— Additional Information About the Notes — Day Count Convention”.

If a redemption date falls on a date other than a scheduled interest payment date, the redemption date will be treated as an interest payment date for purposes of these definitions.

•	Denomination: $1,000 and integral multiples of $1,000 thereafter, subject to a minimum denomination of $1,000.

•	Business day:

•	During the 2030 Notes Fixed Rate Period and the 2035 Notes Fixed Rate Period: New York City banking day.

•	During the 2030 Notes Floating Rate Period and the 2035 Notes Floating Rate Period: A day that is both a New York City banking day and a U.S. Government Securities Business Day.

•	Business day convention:

•

During the 2030 Notes Fixed Rate Period and the 2035 Notes Fixed Rate Period: Following unadjusted, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions”.

•

During the 2030 Notes Floating Rate Period and the 2035 Notes Floating Rate Period: Modified following, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions.” Notwithstanding the foregoing, the initial interest period in the 2030 Notes Floating Rate Period shall begin on July 23, 2029 and the 2035 Notes Floating Rate Period shall begin on July 23, 2034, regardless of whether such day is a business day.

•

Defeasance: The notes are subject to defeasance and covenant defeasance by us, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”.

•

Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

•

Tax Redemption: We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is July 16, 2024.

•

Optional Redemption — Make Whole to First Par Call Date: On or after January 23, 2025 (or, if any additional notes are issued after July 23, 2024, beginning six months after the last issue date for such additional notes), and to, but excluding, July 23, 2029 in the case of the 2030 notes and July 23, 2034 in the case of the 2035 notes, we may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 5 business days’ nor more than 60 calendar days’ prior written notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest to maturity on the notes to be redeemed, assuming for this purpose that the 2030 notes would mature on July 23, 2029 (rather than the stated maturity date) and the 2035 notes would mature on July 23, 2034 (rather than the stated maturity date), not including any portion of these payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis (applying the 30/360 (ISDA) day count convention described below), at the treasury rate (as described under “Additional Information About the Notes — Make-Whole Redemption” below) plus 15 basis points in the case of the 2030 notes and 20 basis points in the case of the 2035 notes, plus, in each case, accrued and unpaid interest to but excluding the redemption date.

We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

•

Optional Redemption — Par Call: In addition, at our option, we may redeem the 2030 notes on July 23, 2029 or on or after June 23, 2030 and the 2035 notes on July 23, 2034 or on or after April 23, 2035, in each case in whole, but not in part, upon not less than 5 business days’ nor more than 60 calendar days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date.

We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

•	No other redemption: We will not be permitted to redeem the notes before their stated maturity, except as described above. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note.

•	Repayment at option of holder: None

•	CUSIP and ISIN Nos.

•	2030 notes

•	2030 notes CUSIP No.: 38141GB29

•	2030 notes ISIN No.: US38141GB292

•	2035 notes

•	2035 notes CUSIP No.: 38141GB37

•	2035 notes ISIN No.: US38141GB375

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Determination of Interest Rate During the Floating Rate Period

Your notes will bear interest for each interest period in the 2030 Notes Floating Rate Period and the 2035 Notes Floating Rate Period at a per annum rate equal to Compounded SOFR plus the applicable spread, subject to the terms described above in “Specific Terms of the Notes — Terms of the Notes”. Compounded SOFR will be determined by the calculation agent using the formula described above in “Specific Terms of the Notes — Terms of the Notes.” SOFR will be determined by the calculation agent in the following manner:

•	“SOFR” means, with respect to any date:

•

(1) the Secured Overnight Financing Rate published for such date as such rate appears on the Federal Reserve Bank of New York’s Website at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day.

•

(2) if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the Federal Reserve Bank of New York’s Website.

Notwithstanding the foregoing, if the calculation agent determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the interest determination date in respect of any interest payment date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates, as further described in the section entitled “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities — SOFR” in the accompanying prospectus.

In connection with the implementation of a benchmark replacement, the calculation agent will have the right to make benchmark replacement conforming changes from time to time, as described in the section entitled “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Floating Rate Debt Securities — SOFR” in the accompanying prospectus.

Any determination, decision or election that may be made by the calculation agent pursuant to the provisions described in this “— Determination of Interest Rate During the Floating Rate Period”, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from any other party.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any observation period or interest period in the 2030 Notes Floating Rate Period and the 2035 Notes Floating Rate Period will be on file at our principal offices and will be made available to any noteholder upon request.

Additional Considerations Relating to SOFR

Please refer to the discussion under “Considerations Relating to Floating Rate Securities — Certain Risks Related to SOFR” in the accompanying prospectus for a description of the considerations relating to SOFR.

Additional Information About the Notes

Make-Whole Redemption

For purposes of the “make-whole” redemption provision described under “Make-Whole Redemption” above, the “treasury rate” will be:

•

the average of the yields for the five business days prior to the date of calculation, appearing in the most recently published statistical release appearing on the website of the Board of Governors of the Federal Reserve System or in another recognized electronic source, in each case as determined by the quotation agent in its sole discretion, and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, for the maturity most closely corresponding to the remaining term of the notes to be redeemed, assuming for this purpose that the 2030 notes would mature on July 23, 2029 (rather than the stated maturity date) and the 2035 notes would mature on July 23, 2034 (rather than the stated maturity date), or if no maturity is within three months before or after this time period, yields for the two published maturities most closely corresponding to this time period will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or

•

if the release or any successor release is not published during the five business days preceding the calculation date or does not contain such yields, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable treasury issue (as described below), calculated using a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the comparable treasury price (as described below) for the redemption date.

•	The treasury rate will be calculated on the third business day preceding the redemption date.

We will initially appoint Goldman Sachs & Co. LLC or its successor to act as our quotation agent. However, if Goldman Sachs & Co. LLC ceases to be a primary U.S. government securities dealer in New York City, we will appoint another primary U.S. government securities dealer as our quotation agent.

The “comparable treasury issue,” with respect to any redemption date, means the United States Treasury security selected by the quotation agent as being the most recently issued United States Treasury note or bond as displayed by Bloomberg L.P. (or any successor service) on screens PX1 through PX8 (or any other screens as may replace such screens on such service) that has a remaining term comparable to the remaining term of the notes to be redeemed, assuming for this purpose that the 2030 notes would mature on July 23, 2029 (rather than the stated maturity date) and the 2035 notes would mature on July 23, 2034 (rather than the stated maturity date).

The “comparable treasury price”, with respect to any redemption date, will be (1) the average of five reference treasury dealer quotations (as described below) for such redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

The “reference treasury dealer quotations” means, with respect to each reference treasury dealer (as described below) and any redemption date, the average, as determined by the quotation agent, of the bid and ask prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The “reference treasury dealer” will be (1) the quotation agent or (2) any other primary U.S. government securities dealer selected by the quotation agent after consultation with us.

The trustee shall have no responsibility with respect to the determination of the redemption price of the notes.

Day Count Convention

As further described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Interest Rates and Interest” in the accompanying prospectus, for each interest period for each series of notes the amount of accrued interest will be calculated by multiplying the principal amount of the note by an accrued interest factor for the interest period for such note. The accrued interest factor will be determined by multiplying the per annum interest rate by a factor resulting from the specified day count convention.

The day count convention during the 2030 Notes Fixed Rate Period and the 2035 Notes Fixed Rate Period is 30/360 (ISDA), and the factor is the number of days in the interest period in respect of which payment is being made divided by 360, calculated on a formula basis as follows, as described in Section 4.16(f) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements:

Day Count Fraction = [360 × (Y2 –Y1)] + [30 × (M2 –M1)] + (D2 –D1)

360

where:

“Y1” is the year, expressed as a number, in which the first day of the interest period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;

“D1” is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

The day count convention during the 2030 Notes Floating Rate Period and the 2035 Notes Floating Rate Period is Actual/360 (ISDA), and the factor is the actual number of days in the interest period divided by 360, as described in Section 4.16(e) of the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, without regard to any subsequent amendments or supplements.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes

We have appointed Goldman Sachs & Co. LLC as the calculation agent for the notes. As calculation agent for your notes, Goldman Sachs & Co. LLC will make determinations with respect to the notes as specified in this prospectus supplement and in the accompanying prospectus dated February 13, 2023 and may have discretion in calculating the amounts payable in respect of the notes. If Goldman Sachs & Co. LLC determines that a benchmark replacement date has occurred, it will determine, among other things, the benchmark replacement, the benchmark replacement adjustment, and the benchmark replacement conforming changes, and such determinations will be conclusive and binding absent manifest error. The exercise of this discretion by Goldman Sachs & Co. LLC could adversely affect the value of your notes and may present Goldman Sachs & Co. LLC with a conflict of interest. We may change the calculation agent at any time without notice, and Goldman Sachs & Co. LLC may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Book-Entry System

We will issue the notes as global notes registered in the name of DTC, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

United States Federal Income Tax Consequences

The notes will be treated as variable rate debt securities for United States federal income tax purposes as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities” in the accompanying prospectus. In addition, we have determined that the notes should not be treated as issued with original issue discount for United States federal income tax purposes.

Please refer to the discussion under “United States Taxation” in the accompanying prospectus for a description of the material United States federal income tax consequences of ownership and disposition of the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (each, a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired or held by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” within the meaning of Section 3(21) of ERISA or any regulations thereunder (or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of The Goldman Sachs Group, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Goldman Sachs Group, Inc. for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of The Goldman Sachs Group, Inc. for the three month periods ended March 31, 2024 and 2023, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 2, 2024, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of the notes indicated in the following table:

Underwriters	Principal Amount of 2030 Notes	Principal Amount of 2035 Notes
Goldman Sachs & Co. LLC	$1,900,000,000	$2,280,000,000
Blaylock Van, LLC	25,000,000	30,000,000
C.L. King & Associates, Inc.	25,000,000	30,000,000
CastleOak Securities, L.P.	25,000,000	30,000,000
Drexel Hamilton, LLC	25,000,000	30,000,000
PNC Capital Markets LLC	25,000,000	30,000,000
Samuel A. Ramirez & Company, Inc.	25,000,000	30,000,000
U.S. Bancorp Investments, Inc.	25,000,000	30,000,000
BMO Capital Markets Corp.	18,750,000	22,500,000
Capital One Securities, Inc.	18,750,000	22,500,000
RBC Capital Markets, LLC	18,750,000	22,500,000
Scotia Capital (USA) Inc.	18,750,000	22,500,000
TD Securities (USA) LLC	18,750,000	22,500,000
Truist Securities, Inc.	18,750,000	22,500,000
ANZ Securities, Inc.	12,500,000	15,000,000
BNY Mellon Capital Markets, LLC	12,500,000	15,000,000
CaixaBank, S.A.	12,500,000	15,000,000
Citizens JMP Securities, LLC	12,500,000	15,000,000
Commerz Markets LLC	12,500,000	15,000,000
Commonwealth Bank of Australia	12,500,000	15,000,000
Falcon Square Capital LLC	12,500,000	15,000,000
Fifth Third Securities, Inc.	12,500,000	15,000,000
Huntington Securities, Inc.	12,500,000	15,000,000
ING Financial Markets LLC	12,500,000	15,000,000
Intesa Sanpaolo IMI Securities Corp.	12,500,000	15,000,000
KeyBanc Capital Markets Inc.	12,500,000	15,000,000
Lloyds Securities Inc.	12,500,000	15,000,000
Mizuho Securities USA LLC	12,500,000	15,000,000
Multi-Bank Securities, Inc.	12,500,000	15,000,000
nabSecurities, LLC	12,500,000	15,000,000
Natixis Securities Americas LLC	12,500,000	15,000,000
Nordea Bank Abp	12,500,000	15,000,000
Rabo Securities USA, Inc.	12,500,000	15,000,000
Regions Securities LLC	12,500,000	15,000,000
Santander US Capital Markets LLC	12,500,000	15,000,000
SMBC Nikko Securities America, Inc.	12,500,000	15,000,000
Standard Chartered Bank	12,500,000	15,000,000
Westpac Capital Markets LLC	12,500,000	15,000,000
CIBC World Markets Corp.	6,250,000	7,500,000
M&T Securities, Inc.	3,125,000	3,750,000
National Bank of Canada Financial Inc.	3,125,000	3,750,000

Total	$2,500,000,000	$3,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions of each series of notes to be paid to the underwriters by us.

Per $1,000 2030 note	$3.50
Per $1,000 2035 note	$4.50
Total	$22,250,000

The notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 0.210% of the principal amount of the 2030 notes and up to 0.270% of the principal amount of the 2035 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.100% of the principal amount of the 2030 notes and up to 0.150% of the principal amount of the 2035 notes. If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of each series of notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, including offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

Each series of notes are a new issue of securities with no established trading market. We have been advised by Goldman Sachs & Co. LLC and Goldman Sachs International that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman Sachs & Co. LLC or Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

The offering of each series of notes will settle on the fifth scheduled business day following the date of the pricing of the notes (“T+5”) (see page 141 of the accompanying prospectus). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. (“FINRA”) member broker-dealers, as permitted by FINRA regulations.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at: (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article

652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $720,000.00.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

Goldman Sachs & Co. LLC is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering of the notes within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Goldman Sachs & Co. LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

$5,500,000,000

The Goldman Sachs Group, Inc.

$2,500,000,000 5.049% Fixed/Floating Rate Notes due 2030

$3,000,000,000 5.330% Fixed/Floating Rate Notes due 2035

Goldman Sachs & Co. LLC

Blaylock Van, LLC	C.L. King & Associates
CastleOak Securities, L.P.	Drexel Hamilton
PNC Capital Markets LLC	Ramirez & Co., Inc.
US Bancorp	BMO Capital Markets
Capital One Securities	RBC Capital Markets
Scotiabank	TD Securities
Truist Securities	ANZ Securities
BNY Mellon Capital Markets, LLC	CaixaBank
Citizens Capital Markets	COMMERZBANK
Commonwealth Bank of Australia	Falcon Square Capital
Fifth Third Securities	Huntington Capital Markets
ING	IMI – Intesa Sanpaolo
KeyBanc Capital Markets	Lloyds Securities
Mizuho	Multi-Bank Securities, Inc.
nabSecurities, LLC	Natixis
Nordea	Rabo Securities
Regions Securities LLC	Santander
SMBC Nikko	Standard Chartered Bank
Westpac Capital Markets LLC	CIBC Capital Markets
M&T Securities	National Bank of Canada Financial Markets